August 7, 2018

The Board of Directors
Titan Medical Inc.
170 University Avenue, Suite 10000
Toronto, ON M5H 3B3

Dear Sirs / Mesdames:

Re:          Titan Medical Inc. (the "Company")

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 (Amendment No. 1) (the “F-10/A”) of our report, dated February 13, 2018, relating to the consolidated financial statements of Titan Medical Inc. (the “Company”), appearing in the Company’s annual report on Form 40-F of the Company for the year ended December 31, 2017.

We also consent to the reference to us under the heading "Experts" in the prospectus contained in the F-10/A.

Yours truly,

Chartered Professional Accountants, Licensed Public Accountants

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.